PROSPECTUS

                                1,000,000 SHARES

                        GENERAL GROWTH PROPERTIES, INC.
                                  COMMON STOCK
                           (PAR VALUE $.10 PER SHARE)


        This Prospectus relates to 1,000,000 shares (the "Shares") of Common Stock, par value $.10 per share (the "Common Stock"), of General Growth Properties, Inc. (the "Company"). The Shares are being offered by the stockholder described herein (the "Selling Stockholder") which acquired the Shares in connection with its sale to the Company of the real and personal property commonly known as Park Mall in Tucson, Arizona. The Company will not receive any proceeds from the sale of Shares by the Selling Stockholder.

        The Company has been advised by the Selling Stockholder that the Shares may be offered or sold by or for the account of such Selling Stockholder from time to time, at prices and on terms to be determined at the time of sale, to purchasers directly or by or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, concessions or commissions. The Selling Stockholder and any brokers, dealers, agents or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any discounts, concessions and commissions received by any such brokers, dealers, agents or underwriters and any profit on resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The aggregate net proceeds to the Selling Stockholder from the sale of the Shares will be the purchase price of such Shares less any commissions. See "Use of Proceeds" and "Plan of Distribution."

        The Common Stock is listed on the New York Stock Exchange (the "NYSE") and traded under the symbol "GGP." The last reported sale price of the Common Stock on the NYSE on December 10, 1996 was $30.375 per share.

                               ---------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                               ---------------

              The date of this Prospectus is December 11, 1996.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such materials also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") and such reports, proxy statements and other information also can be inspected at the offices of the NYSE, 20 Broad Street, 17th Floor, New York, New York 10005.

         The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Act, with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. Items and information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the Public Reference Room of the Commission.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference and are made a part hereof:

    1. Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Company 10-K");

    2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

    3.       Current Report on Form 8-K dated January 3, 1996;

    4.       Current Report on Form 8-K dated January 5, 1996;

    5.       Current Report on Form 8-K/A dated March 5, 1996;

    6.       Current Report on Form 8-K dated July 16, 1996;

    7.       Current Report on Form 8-K dated July 17, 1996;

    8. The portions of the Company's Proxy Statement for its 1996 Annual Meeting of Stockholders that have been incorporated by reference into the Company 10-K; and

    9. The description of the Company's Common Stock which is contained in the Registration Statement on Form 8-A filed by the Company with the Commission on January 12, 1993, pursuant to Section 12(b) of the Exchange Act.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded. The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (excluding exhibits to such information which are not specifically incorporated by reference into such information). Requests for such information should be directed to General Growth Properties, Inc., 55 West Monroe Street - Suite 3100, Chicago, Illinois 60603, Attention: Director of Investor Relations, Telephone (312) 551-5000.


                                  THE COMPANY

         The Company is a self-managed real estate investment trust which, through its general partnership interest in GGP Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), and its interest in CenterMark Properties, Inc. ("CenterMark"), owns, operates, acquires and develops enclosed mall shopping centers located throughout the United States. The Company and the Operating Partnership together own 100% of 30 enclosed mall shopping centers containing an aggregate of approximately 19.3 million square feet of gross retail space, including anchors, freestanding stores and mall tenant areas ("GLA") and a 50% interest in one enclosed mall shopping center containing 1.2 million square feet of GLA. On December 22, 1995, the Company, through the Operating Partnership's ownership of stock in GGP/Homart, Inc. acquired a 38.2% interest in substantially all of the regional mall assets and liabilities that were owned by Homart Development Co., an indirect wholly-owned subsidiary of Sears, Roebuck & Co. GGP/Homart, Inc. currently owns interests in 26 shopping centers which contain approximately 21.9 million square feet of GLA.

         In order to maintain its qualification as a real estate investment trust (a "REIT") for federal income tax purposes, the Company is required to distribute at least 95% of its taxable income each year.

         On July 1, 1996, the Operating Partnership sold 40% of its remaining interest (constituting a 12% interest) in CenterMark Properties, Inc., the Los Angeles-based shopping center owner and operator ("CenterMark"), to CenterMark for $87,000,000 in cash. The purchase occurred pursuant to the exercise of an option which was previously granted to another CenterMark stockholder and assigned to CenterMark. Under the terms of such option and subject to the satisfaction of certain conditions, the Operating Partnership also will sell to CenterMark the remainder of its CenterMark interest on January 2, 1997 for $130,500,000 in cash.

        The Company is incorporated under the laws of the State of Delaware. Its principal executive offices are located at 55 West Monroe Street - Suite 3100, Chicago, Illinois 60603, and its telephone number is (312) 551-5000.


                              SELLING STOCKHOLDER

         The following table sets forth with respect to the Selling Stockholder
(i) the number of shares of Common Stock beneficially owned as of November 8, 1996 and prior to the offering contemplated hereby, (ii) the maximum number of Shares which may be sold in the offering and (iii) the number of shares of Common Stock which will be beneficially owned after the offering, assuming the sale of all the Shares set forth in (ii) above:

                                   Beneficial Ownership            Shares             Beneficial Ownership
                                     Prior to Offering             to Be                  After Offering
                                  -----------------------          Offered           ------------------------
Selling Stockholder               Shares       Percentage                            Shares        Percentage
-------------------               ------       ----------          -------           ------        ----------

K-GAM Limited Partnership      1,000,000         3.2%            1,000,000*            *              *

*The exact number of Shares to be sold at any time or from time to time cannot currently be determined.






                              PLAN OF DISTRIBUTION

        The Company has been advised by the Selling Stockholder that it may sell all or a portion of the Shares offered by it hereby from time to time on the NYSE. The Selling Stockholder may also make private sales to purchasers directly to or through a broker or brokers. Alternatively, the Selling Stockholder may from time to time offer the Shares through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Stockholder and/or the purchasers of the Shares for whom they may act as agent. The distribution of the Shares may be effected from time to time in one or more transactions, which may involve block transactions, at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale or at negotiated prices. The Selling Stockholder is not restricted as to the price or prices at which it may sell Shares or as to the number of Shares that may be sold at any one time. Such sale or sales may have an adverse effect on the market price for the Common Stock. To the extent required under applicable law, the number of Shares to be sold, the purchase price, the name of any such agent, broker, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The aggregate net proceeds to the Selling Stockholder from the sale of the Shares will be the purchase price of such Shares less any commissions.

        In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        The Selling Stockholder and any brokers, dealers, agents or underwriters that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        No underwriter, broker, dealer or agent has been engaged by the Company in connection with the distribution of the Shares. Any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. There is no assurance that the Selling Stockholder will sell any or all of the Shares. The Selling Stockholder may transfer, devise or gift such Shares by other means not described herein.

        The Company will pay all of the expenses incident to the registration of the Shares, other than underwriting discounts and selling commissions, if any.

        The Company has agreed to indemnify the Selling Stockholder and each person, if any, who controls it against certain liabilities arising under the Securities Act.

                                 LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Neal, Gerber & Eisenberg.

                                    EXPERTS

        The consolidated financial statements and schedule of the Company as of December 31, 1995 and 1994 and for the three years in the period ended December 31, 1995 and the consolidated financial statements of CenterMark Properties, Inc. as of December 31, 1995 and 1994 and for the year ended December 31, 1995 and the periods from February 12, 1994 through December 31, 1994 and from January 1, 1994 through February 12, 1994 have been incorporated by reference herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of CenterMark Properties, Inc. for the year ended December 31, 1993, incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm and given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of GGP/Homart, Inc. as of December 31, 1995 and for the period from December 22, 1995 through December 31, 1995, incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm and given on the authority of such firm as experts in accounting and auditing.

        NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY BROKER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN PROPERTIES, INC. WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.



---------------------


  TABLE OF CONTENTS


                                               PAGE
                                               ----

  Available Information . . . . . . . . . .     2
  Incorporation of Certain Documents
   by Reference . . . . . . . . . . . . . .     2
  The Company . . . . . . . . . . . . . . .     3
  Selling Stockholder . . . . . . . . . . .     3
  Plan of Distribution  . . . . . . . . . .     4
  Legal Matters . . . . . . . . . . . . . .     5
  Experts . . . . . . . . . . . . . . . . .     5



              1,000,000 SHARES



    GENERAL GROWTH PROPERTIES, INC.
            COMMON STOCK


         ------------------

             PROSPECTUS
         ------------------











December 11, 1996